SOUTHWEST AIRLINES REPORTS FIRST QUARTER 2022 RESULTS

DALLAS, TEXAS - April 28, 2022 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its first quarter 2022 financial results:

•Net loss of $278 million, or $0.47 loss per diluted share
•Excluding special items1, net loss of $191 million, or $0.32 loss per diluted share
•Operating revenues of $4.7 billion, down 8.8 percent compared with first quarter 2019
•Cash provided by operations of $1.1 billion
•Liquidity2 of $16.7 billion, well in excess of debt outstanding of $10.7 billion

Bob Jordan, Chief Executive Officer, stated, "While the impact from the Omicron variant in January and February disrupted our anticipated profit recovery in first quarter 2022, we returned to strong profitability in March 2022 on surging travel demand. First quarter 2022 operating revenues per available seat mile (RASM, or unit revenues) increased slightly compared with first quarter 2019, representing our first quarterly RASM increase relative to respective 2019 levels since the pandemic began. Our operational performance improved during February and March 2022 following acute staffing challenges experienced in January due to the Omicron variant. We have made great progress against our hiring plans for this year, increasing our headcount by approximately 3,300 in first quarter 2022, alone, net of attrition. We remain intensely focused on our hiring and training efforts as we work diligently to restore our network and position the Company for future growth. While we are experiencing inflationary pressure from higher jet fuel prices, our fuel hedge is providing significant protection against rising oil prices.

"Based on current plans and expected continued strong bookings, we continue to expect to be solidly profitable for the remaining three quarters of this year, and for full year 2022. Barring any unforeseen events and based on current trends, and despite higher fuel prices and managed business revenues and available seat miles (ASMs, or capacity) remaining below pre-pandemic levels, we expect solid second quarter 2022 profits and operating margins, excluding special items3.

"As we focus on the basics, our priorities for 2022 are clear: getting properly staffed and returning to historic operational reliability; restoring our Customer Service advantage; growing our fleet with The Boeing Company's (Boeing) most-modern, fuel-efficient 737 aircraft; adding flights and restoring our network, especially on shorter-haul business routes; investing in enabling technologies for enhanced efficiencies; and producing consistent quarterly profits. Among our primary goals is to return to pre-pandemic levels of productivity as we plan to restore the majority of our route network and better optimize our operations by the end of next year. I am grateful to our People for continuing to demonstrate their resilience and superb Teamwork after more than two years of managing through the pandemic. While it has been an incredibly challenging period, we are greatly encouraged by the progress we are making and believe we are well-positioned for future growth and long-term success with our point-to-point network, low cost and low fare business model, industry-leading balance sheet, and the best Employees and Leadership Team in the industry."

Guidance and Outlook:
The following tables introduce or update selected financial guidance for second quarter 2022 and full year 2022, as applicable:

2Q 2022 Estimation
Operating revenue compared with 2019 (a)	Up 8% to 12%
Load factor	~85%
ASMs compared with 2019	Down ~7%
Economic fuel costs per gallon[1,4]	$3.05 to $3.15
Fuel hedging premium expense per gallon	$0.05
Fuel hedging cash settlement gains per gallon	$0.61
ASMs per gallon (fuel efficiency)	76 to 78
CASM-X (b) compared with 2019[5]	Up 14% to 18%
Debt repayments (millions)	~$20
Interest expense (millions)	~$90

	2022 Estimation	Previous estimation
ASMs compared with 2019 (c)	Down ~4%	No change
Economic fuel costs per gallon[1,4]	$2.75 to $2.85	$2.25 to $2.35
Fuel hedging premium expense per gallon	$0.04	$0.05
Fuel hedging cash settlement gains per gallon	$0.54	$0.28
CASM-X (b) compared with 2019[5]	Up 12% to 16%	No change
Debt repayments (millions)	~$650	~$455
Interest expense (millions)	~$360	No change
Aircraft (d)	814	No change
Effective tax rate (e)	24% to 26%	23% to 25%
Capital spending (billions) (f)	~$5.0	No change

(a) The Company believes that operating revenues compared with 2019 is a relevant measure of performance due to the significant impacts in 2020 and 2021 from the pandemic.
(b) Operating expenses per available seat mile, excluding fuel and oil expense, profitsharing, and special items.
(c) While the Company's flight schedule remains published for sale through November 5, 2022, the Company recently adjusted its published flight schedules for June through August 2022 to provide additional buffer to the operation in light of continued available staffing challenges headed into the busy summer travel season. The Company will continue to monitor staffing trends, along with booking and cancellation trends, and adjust capacity, as needed. As such, the Company's actual flown capacity may differ from currently published flight schedules or current guidance.
(d) Aircraft on property, end of period; net of 22 retirements planned in the remaining three quarters of 2022. Reflects all exercised activity as of April 28, 2022 and the assumption that the Company exercises all 12 remaining 2022 options. The delivery schedule for the Boeing 737-7 (-7) is dependent on the Federal Aviation Administration ("FAA") issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(e) The Company's estimated effective tax rate increased due to the tax impact related to the extinguishment of $164 million in principal of its convertible notes for a cash payment of $230 million, which occurred in first quarter 2022. The loss on partial extinguishment of convertible notes is largely disallowed as a deduction for tax purposes.
(f) Represents current contractual payments to Boeing for firm aircraft and the assumptions that the Company exercises all 12 remaining 2022 options, in addition to ~$900 million non-aircraft capital spending. Excluding any further option exercises, the Company's 2022 capital spending would be ~$4.2 billion, also including ~$900 million in non-aircraft capital spending.

Revenue Results and Outlook:
•First quarter 2022 operating revenues decreased 8.8 percent to $4.7 billion, compared with first quarter 2019—in line with the Company's previous guidance
•First quarter 2022 RASM increased 0.4 percent driven primarily by a passenger yield increase of 1.1 percent, partially offset by a load factor decrease of 4.0 points, all compared with first quarter 2019
•March 2022 operating revenues increased compared with March 2019—which represented the first monthly operating revenues increase relative to respective 2019 levels since the pandemic began—driven primarily by a significant improvement in passenger yields

The Company was encouraged by the sharp rebound in revenue trends in March 2022, despite $430 million of headwinds experienced during first quarter 2022. Approximately $380 million of the operating revenue headwinds related to softness in bookings and increased passenger cancellations in January and February 2022 associated with the Omicron variant, which is higher than the Company's previous estimate of $330 million. In addition, the Company's flight cancellations in January 2022 due to available staffing challenges—exacerbated by weather—resulted in a $50 million negative impact to operating revenues, as previously estimated. The Company's first quarter 2022 revenue performance from its loyalty program was strong and included incremental revenue from its new co-brand credit card agreement, as expected. First quarter 2022 managed business revenues decreased 55 percent, compared with first quarter 2019. March 2022 managed business revenues decreased 36 percent compared with March 2019, outperforming the Company's previous guidance of down approximately 40 percent, driven by an increase in business passengers and yields and boosted by its participation in Global Distribution System (GDS) platforms. Despite March 2022 managed business passengers and revenues below March 2019 levels, managed business fares exceeded March 2019, representing the first monthly increase relative to respective 2019 levels since the pandemic began.

Thus far in April, the Company continues to experience strong leisure bookings for spring and summer travel and improving managed business revenue trends broadly across the network. The Company currently expects April 2022 managed business revenues to decrease approximately 30 percent, compared with April 2019, and currently expects continued sequential improvement in May and June

2022, compared with their respective 2019 levels. The Company remains optimistic about the return of business travel demand in 2022 based on the renewed momentum experienced in March and April 2022. The Company is looking forward to the expected launch of its new Wanna Get Away PlusTM fare product in second quarter 2022, and, expects to continue with the rollout of its portfolio of revenue initiatives as outlined at the Company's Investor Day in December 2021.

Fuel Costs and Outlook:
•First quarter 2022 fuel costs were $2.30 per gallon—in line with the Company's previous guidance—and included $0.06 per gallon in premium expense and $0.52 per gallon in favorable cash settlements from fuel derivative contracts
•First quarter 2022 fuel efficiency improved 2.6 percent compared with first quarter 2019 due to more Boeing 737 MAX (MAX), the Company's most fuel-efficient aircraft, in the fleet
•As of April 21, 2022, the fair market value of the Company's fuel derivative contracts settling in second quarter 2022 through the end of 2024 was an asset of approximately $1.4 billion

The Company's fuel hedge is providing excellent protection against rising energy prices and significantly offset the market price increase in jet fuel in first quarter 2022. The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate and Brent crude oil; however, the economic fuel price per gallon sensitivities4 provided in the table below assume the relationship between Brent crude oil and refined products based on market prices as of April 21, 2022.

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums
Average Brent Crude Oil price per barrel	2Q 2022	2H 2022
$80	$2.50 - $2.60	$2.40 - $2.50
$90	$2.70 - $2.80	$2.55 - $2.65
Current Market (a)	$3.05 - $3.15	$2.75 - $2.85
$110	$3.10 - $3.20	$2.95 - $3.05
$120	$3.25 - $3.35	$3.15 - $3.25
$130	$3.45 - $3.55	$3.45 - $3.55

Fair market value	$295 million	$468 million
Estimated premium costs	$26 million	$26 million
(a) Brent crude oil average market prices as of April 21, 2022, were approximately $107 and $102 per barrel for second quarter 2022 and second half 2022, respectively.

In addition, the Company is providing its maximum percentage of estimated fuel consumption6 covered by fuel derivative contracts in the following table:

Period	Maximum fuel hedged percentage
2022	63% (a)
2023	37% (b)
2024	17% (b)
(a) Based on the Company's available seat mile plans for full year 2022. The Company is currently 63 percent hedged for second quarter 2022 and 60 percent hedged for second half 2022.
(b) Due to uncertainty regarding available seat mile plans in future years, the Company believes that providing the maximum percentage of fuel consumption covered by derivative contracts in 2023 and 2024 relative to 2019 fuel gallons consumed is a more relevant measure for future coverage.

Non-Fuel Costs and Outlook:
•First quarter 2022 operating expenses increased 4.3 percent to $4.8 billion, compared with first quarter 2019
•First quarter 2022 operating expenses, excluding fuel and oil expense, profitsharing, and special items, increased 7.0 percent compared with first quarter 2019
•First quarter 2022 operating expenses per available seat mile, excluding fuel and oil expense, profitsharing, and special items (CASM-X), increased 17.9 percent compared with first quarter 2019—at the lower end of the Company's previous guidance range
•The Company accrued $37 million of profitsharing expense in first quarter 2022, as the Company currently expects to be profitable for full year 2022

The Company's first quarter 2022 CASM-X increase was primarily due to continued unit cost headwinds from operating at suboptimal productivity levels, inflation in labor rates and airport costs, and $127 million of additional salaries, wages, and benefits expense as a result of incentive pay offered to the Company's Operations Employees through early February 2022 in an effort to address available staffing challenges related to the Omicron variant. The Company's first quarter 2022 incentive pay was lower than its previous estimation of $150 million, which, combined with favorable airport settlements and better operational performance in March 2022, drove the Company's first quarter 2022 CASM-X to the lower end of its previous guidance range.

Based on current cost trends, the Company expects second quarter 2022 CASM-X5 to increase in the range of 14 percent to 18 percent compared with second quarter 2019, due to labor rate inflation across all workgroups; inflation in airport costs; and headwinds from operating at suboptimal productivity levels. The Company continues to experience higher unit cost inflation as it continues to navigate the pandemic recovery and capacity levels remain muted due to available staffing challenges. The Company's second quarter 2022 published flight schedules include increased short-haul trips in business markets to support the anticipated increase in business travel, relative to its first quarter 2022 flight schedules. Compared with respective 2019 levels, the increase in short-haul trips is expected to drive a sequential 5-point decrease in average stage length from first quarter 2022 to second quarter 2022, adding further pressure to second quarter 2022 CASM-X. Based on current second half 2022 capacity plans, the Company currently expects CASM-X trends to ease sequentially from first half 2022 to second half 2022, but remain elevated above its longer-term expected run rate as the Company scales and better optimizes its network and operations.

Fleet and Capital Spending:
The Company ended first quarter 2022 with 722 Boeing 737 aircraft, compared with the Company's previous guidance of 725 aircraft, due to three scheduled aircraft deliveries planned in first quarter 2022 shifting to later in 2022. As expected, the Company retired five owned Boeing 737-700 (-700) aircraft, and returned one leased -700 aircraft during first quarter 2022. As of March 31, 2022, four -700 aircraft remained in temporary storage due to first quarter and second quarter 2022 capacity remaining below respective 2019 levels. The Company continues to expect to retire a total of 28 -700 aircraft in 2022.

During first quarter 2022, the Company exercised 15 Boeing 737-8 (-8) options for delivery in 2022 and 12 Boeing -7 options for delivery in 2023. In April 2022, due to the current status of the -7 certification, the Company converted 40 2022 -7 firm orders into 2022 -8 firm orders, moved one 2022 -7 firm order into 2023, and accelerated one 2023 -8 option into 2022. In April 2022, the Company also exercised 16 -8 options for delivery in 2022; exercised 2 -7 options for delivery in 2023; accelerated and exercised 10 2023 -8 options into 2022; and shifted 10 2022 MAX firm orders into 2023, which are reflected as -7 firm orders in the Company’s updated order book.

The Company’s first quarter 2022 capital expenditures were $510 million driven primarily by aircraft-related capital expenditures, as well as technology, facilities, and operational investments. The Company continues to estimate its 2022 capital spending to be approximately $5.0 billion, which assumes the exercise of its 12 remaining 2022 options7 and remains unchanged despite the shift of -7 firm orders to -8 firm orders as the Company contemplated various scenarios in its 2022 plan. The Company’s 2022 capital spending guidance continues to include approximately $900 million in non-aircraft capital spending. The following tables provide further information regarding the Company's delivery schedule and compare its delivery schedule as of April 28, 2022, with its previous delivery schedule as of December 31, 2021.

New 737 Delivery Schedule as of April 28, 2022:

	The Boeing Company
	-7 Firm Orders		-8 Firm Orders		-7 or -8 Options	Total
2022	21		81		12	114
2023	77		—		13	90
2024	30		—		56	86
2025	30		—		56	86
2026	15		15		40	70
2027	15		15		6	36
2028	15		15		—	30
2029	20		30		—	50
2030	15		45		—	60
2031	—		10		—	10
	238	(a)	211	(b)	183	632
(a) The delivery schedule for the -7 is dependent on the FAA issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(b) The Company has flexibility to designate firm orders or options as -7s or -8s, upon written advance notification as stated in the contract.

Previous 737 Delivery Schedule as of December 31, 2021 (a):

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	-7 or -8 Options	Total
2022	72	—	42	114
2023	52	—	38	90
2024	30	—	56	86
2025	30	—	56	86
2026	15	15	40	70
2027	15	15	6	36
2028	15	15	—	30
2029	20	30	—	50
2030	15	45	—	60
2031	—	10	—	10
	264	130	238	632
(a) The 'Previous 737 Delivery Schedule' is for reference and comparative purposes only. It should no longer be relied upon. See 'New 737 Delivery Schedule' for the Company's current aircraft order book.

Liquidity and Capital Deployment:
•The Company ended first quarter 2022 with approximately $15.7 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion
•The Company had a net cash position8 of $5.0 billion, and adjusted debt9 to invested capital (leverage) of 56 percent as of March 31, 2022
•As of March 31, 2022, the Company had unencumbered assets with an estimated value of more than $11.0 billion, including aircraft value estimated in the range of $9.0 billion to $9.5 billion, and approximately $2.0 billion in non-aircraft assets such as spare engines, ground equipment, and real estate

•The Company paid approximately $323 million during first quarter 2022 to retire debt and finance lease obligations, including the extinguishment of $164 million in principal of the Company's convertible notes for a cash payment of $230 million, and the extinguishment of $30 million in principal of its 5.125% Notes due 2027 for a cash payment of $34 million, as well as $59 million in scheduled debt payments
•The Company had current and non-current debt obligations of $10.7 billion as of March 31, 2022
•The Company's first quarter 2022 cash provided by operations was $1.1 billion

Awards and Recognitions:
•Named to FORTUNE's list of World's Most Admired Companies; ranked #28
•Named the #3 U.S. airline in the Wall Street Journal's annual ranking for 2021
•#2 Marketing Carrier in Customer Satisfaction per the U.S. Department of Transportation10
•Named the top domestic airline for customer service by the 2022 Elliot Readers' Choice Customer Service Awards
•Named to Glassdoor's Best Places to Work list for the 13th consecutive year
•Designated a 2022 Military Friendly Company by Viqtory
•Named as A Best Place To Work For LGBTQ+ Equality from the Human Rights Campaign Foundation
•Designated one of the Best Companies for Latinos to Work 2022 by Latino Leaders Magazine
•Recognized by Comparably as one of the "Best Places to Work 2022: Dallas Metropolitan Area"

Environmental, Social, and Governance (ESG):
•On Earth Day, April 22, 2022:
◦Published the Company's annual integrated corporate social responsibility and environmental sustainability report—the Southwest Airlines One Report—a comprehensive, integrated report that includes information on the Company's Citizenship efforts and key topics including People, Performance, and Planet, along with reporting guided by the Global Reporting Initiatives (GRI) Standards, Sustainability Accounting Standards Board (SASB), and United Nations Sustainable Development Goals (UNSDG) frameworks.
◦Published the Southwest Airlines Diversity, Equity, & Inclusion Report (DEI), a companion piece to the One Report. This comprehensive report is focused on the Company's current DEI priorities and path forward.
◦Externally highlighted the Company's 10-year environmental sustainability plan to reduce carbon emissions intensity by at least 20 percent by 2030; maintain carbon neutrality to

2019 levels each year through the end of the decade; and replace 10 percent of total jet fuel consumption with sustainable aviation fuel by 2030—all while continuing to grow the airline.
◦Announced the opportunity for Southwest Customers to earn 20 Rapid Rewards® bonus points on every dollar spent to help Southwest offset its carbon emissions11 from April 22, 2022 through May 22, 202212.
•Donated more than $4 million in transportation to 76 grant recipients through the carrier's Medical Transportation Grant Program.
•Joined the Vision 2045 campaign, a collaboration among multiple organizations and companies to share films and resources that aim to inspire businesses and people to take action toward a more sustainable future. Southwest content showcased how the Company is making sustainability a priority through a series of near-term actions and long-term goals.
•Launched additional opportunities for Southwest® Business Customers to support and advance sustainability initiatives within their corporate travel portfolios.
•Announced Texas Southern University (TSU) as a university partner in the airline’s First Officer development and recruitment program: Destination 225°. TSU is the first Historically Black College or University (HBCU) to join Destination 225° and provides a pathway for qualified collegiate aviators to join the Southwest Team as professional Pilots. In addition, announced Advanced Airlines and SkyWest Airlines as Destination 225° program partners.
•Launched an internal enhancement of our Employee volunteer program, allowing Employees the opportunity to be rewarded for their volunteer service to 501(c)(3) nonprofit organizations and schools.

First Quarter 2022 Supplemental Financial Results
(unaudited)

The Company believes certain 2022 measures compared with 2019 are also relevant due to the significant impacts in 2020 and 2021 from the pandemic. Therefore, the below supplemental information is provided for reference.

As reported
	Three months ended March 31,
(in millions, except per share and unit costs)	2022	2019	Percent Change
Net income (loss)	$(278)	$387	n.m.
Net income (loss) per share, diluted	$(0.47)	$0.70	n.m.
Operating revenues	$4,694	$5,149	(8.8)
Operating expenses	$4,845	$4,644	4.3
Operating expenses, excluding Fuel and oil expense	$3,841	$3,629	5.8
Operating expenses, excluding Fuel and oil expense and profitsharing	$3,804	$3,541	7.4
RASM (cents)	13.65	13.59	0.4
Passenger revenue yield per RPM (cents)	15.62	15.45	1.1
CASM (cents)	14.09	12.26	14.9
CASM, excluding Fuel and oil expense and profitsharing (cents)	11.06	9.35	18.3
Fuel costs per gallon, including fuel tax	$2.30	$2.05	12.2
Revenue passengers carried (000s)	26,029	31,296	(16.8)
Available seat miles (ASMs)	34,384	37,885	(9.2)
Load factor	77.0%	81.0%	(4.0) pts.

Adjusted for special items
	Three months ended March 31,
(in millions, except per share and unit costs)	2022	2019	Percent Change
Net income (loss)	$(191)	$387	n.m.
Net income (loss) per share, diluted	$(0.32)	$0.70	n.m.
Operating revenues	$4,694	$5,149	(8.8)
Operating expenses	$4,829	$4,644	4.0
Operating expenses, excluding Fuel and oil expense	$3,825	$3,629	5.4
Operating expenses, excluding Fuel and oil expense and profitsharing	$3,788	$3,541	7.0
RASM (cents)	13.65	13.59	0.4
Passenger revenue yield per RPM (cents)	15.62	15.45	1.1
CASM (cents)	14.04	12.26	14.5
CASM, excluding Fuel and oil expense and profitsharing (cents)	11.02	9.35	17.9
Fuel costs per gallon, including fuel tax (economic)	$2.30	$2.05	12.2
Revenue passengers carried (000s)	26,029	31,296	(16.8)
Available seat miles (ASMs)	34,384	37,885	(9.2)
Load factor	77.0%	81.0%	(4.0) pts.

Conference Call:
The Company will discuss its first quarter 2022 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
https://www.southwestairlinesinvestorrelations.com.

Footnotes
1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items (also referred to as "excluding special items").
2Includes approximately $15.7 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion.
3Operating margin, excluding special items, is calculated as operating income, excluding special items1, divided by total operating revenues. Projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
4Based on the Company's existing fuel derivative contracts and market prices as of April 21, 2022, second quarter, second half, and full year 2022 economic fuel costs per gallon are estimated to be in the range of $3.05 to $3.15, $2.75 to $2.85, and $2.75 to $2.85, respectively. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, the impact of COVID-19 cases on air travel demand, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
5Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
6The Company's maximum fuel hedged percentage is calculated using the maximum number of gallons that are covered by derivative contracts divided by the Company's estimate of total fuel gallons to be consumed for each respective period. The Company's maximum number of gallons that are covered by derivative contracts may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes used to calculate the Company's maximum fuel hedged percentages, as market prices and the Company's fuel consumption fluctuate.
7Excluding any further option exercises, the Company's 2022 capital expenditures would be approximately $4.2 billion, also including approximately $900 million in non-aircraft capital spending.
8Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
9Adjusted debt is calculated as short-term and long-term debt including the net present value of aircraft rentals related to operating leases.
10The Department of Transportation (DOT) ranks all U.S. carriers based on the lowest ratio of complaints per 100,000 passengers enplaned, as published in the DOT Air Travel Consumer Report (ATCR). In 2021, Southwest earned the second-best Customer Satisfaction ranking among U.S. Marketing Carriers, and has held the best U.S. Marketing Carrier ranking for 28 of the past 32 years. A Marketing Carrier is an airline that advertises under a common brand name, sells reservations, manages frequent flyer programs, and is ultimately responsible for the airline’s consumer policies. Operating Carriers only handle the flight operations, passenger check-in/boarding, and baggage handling for the respective Marketing Carriers they serve—Operating Carriers are not responsible for DOT complaints related to policies, procedures, and advertising associated with the Marketing Carrier’s brand.
11Carbon dioxide emissions for flight activity are estimated using several factors such as: aircraft type, fuel consumption, flight distance, and assumed load factor. Emission estimates are based on the fleet wide distance-weighted average performance of the Company's flights from second quarter 2021. The Company's emissions estimates do not quantify the potential climate change impact of non-CO2 emissions resulting from a flight. All offsets will be retired in the name of Southwest Airlines Co.

12Taxes and fees (except for the processing fee) will not be matched by Southwest or earn points. During the promotion period from April 22, 2022 through May 22, 2022, Rapid Rewards Members can earn 20 Rapid Rewards bonus points per dollar contributed towards the purchase of offsets for Southwest up to a maximum of 500 Rapid Rewards bonus points per month, and outside of the promotion period Members can earn 10 Rapid Rewards bonus points per dollar contributed towards the purchase of offsets for Southwest up to a maximum of 500 Rapid Rewards bonus points per month. Points will only be awarded to the Rapid Rewards Member’s Rapid Rewards account number entered at the time of the carbon offset transaction. Terms and conditions apply.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s network plans and expectations, including with respect to adding flights and restoring its network, in particular with respect to short-haul business routes and stage length; (ii) the Company's financial and operational outlook, expectations, goals, plans, and projected results of operations, including factors and assumptions underlying the Company's expectations and projections; (iii) the Company's expectations with respect to fuel costs and fuel efficiency, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (iv) the Company's plans and expectations with respect to capacity and capacity adjustments, including factors and assumptions underlying the Company's expectations and projections; (v) the Company's priorities and expectations with respect to investments in the Company's operations and People, including the Company's hiring plans and associated goals with respect to Customer Service and operational reliability, efficiency, productivity, optimization, and stability; (vi) the Company's plans and expectations regarding its fleet and fleet delivery schedule, including factors and assumptions underlying the Company's plans and expectations; (vii) the Company's expectations with respect to load factor; (viii) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, effective tax rate, and capital spending, including factors and assumptions underlying the Company's expectations and projections; (ix) the Company's expectations regarding passenger demand, revenue trends, and bookings, including with respect to business travel and revenues; (x) the Company’s plans and expectations with respect to its new fare product and the continued rollout of its portfolio of revenue initiatives; and (xi) the Company’s emissions goals and related environmental sustainability plan. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) any negative developments related to the COVID-19 pandemic, including, for example, with respect to the duration, spread, severity, or any recurrence of the COVID-19 pandemic or any new variant strains of the underlying virus; the effectiveness, availability, and usage of COVID-19 vaccines; the impact of government mandates, directives, orders, regulations, and other governmental actions related to COVID-19 on the Company's business plans and its ability to retain key Employees; the extent of the impact of COVID-19 on overall demand for air travel and the Company's related business plans and decisions; and the impact of the COVID-19 pandemic on the Company's access to capital; (ii) the Company’s dependence on its workforce, including its ability to employ sufficient numbers of qualified Employees to effectively and efficiently maintain its operations; (iii) the impact of fears or actual outbreaks of other diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, fears of terrorism or war, socio-demographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (iv) the Company’s dependence on Boeing with respect to the Company’s fleet deliveries, operations, strategies, and goals; (v) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vi) the impact of governmental regulations and other governmental actions on the Company's business plans and operations; (vii) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (viii) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the certification of the Boeing MAX 7 aircraft; (ix) the Company's dependence on other third parties, in particular with respect to its fuel supply, environmental sustainability initiatives, and carbon emissions strategies, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (x) the impact of labor matters on the Company’s business decisions, plans, and strategies; and (xi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended
	March 31,
	2022	2021	Percent Change
OPERATING REVENUES:
Passenger	$4,135	$1,712	141.5
Freight	42	43	(2.3)
Other	517	297	74.1
Total operating revenues	4,694	2,052	128.8

OPERATING EXPENSES, NET:
Salaries, wages, and benefits	2,229	1,571	41.9
Payroll support and voluntary Employee programs, net	—	(1,448)	n.m.
Fuel and oil	1,004	469	114.1
Maintenance materials and repairs	211	173	22.0
Landing fees and airport rentals	346	313	10.5
Depreciation and amortization	324	312	3.8
Other operating expenses	731	463	57.9
Total operating expenses, net	4,845	1,853	161.5

OPERATING INCOME (LOSS)	(151)	199	n.m.

OTHER EXPENSES (INCOME):
Interest expense	93	114	(18.4)
Capitalized interest	(9)	(11)	(18.2)
Interest income	(3)	(2)	50.0
Other (gains) losses, net	144	(48)	n.m.
Total other expenses (income)	225	53	n.m.

INCOME (LOSS) BEFORE INCOME TAXES	(376)	146	n.m.
PROVISION (BENEFIT) FOR INCOME TAXES	(98)	30	n.m.
NET INCOME (LOSS)	$(278)	$116	n.m.

NET INCOME (LOSS) PER SHARE:
Basic	$(0.47)	$0.20	n.m.
Diluted	$(0.47)	$0.19	n.m.

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	592	591	0.2
Diluted	592	609	(2.8)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended
	March 31,		Percent
	2022	2021	Change
Fuel and oil expense, unhedged	$1,207	$464
Add: Premium cost of fuel contracts designated as hedges	26	14
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(229)	(9)
Fuel and oil expense, as reported	$1,004	$469
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	8
Add: Premium cost of fuel contracts not designated as hedges	—	11
Fuel and oil expense, excluding special items (economic)	$1,004	$488	105.7

Total operating expenses, net, as reported	$4,845	$1,853
Add: Payroll support and voluntary Employee programs, net	—	1,448
Add: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	8
Add: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	1
Add: Premium cost of fuel contracts not designated as hedges	—	11
Deduct: Impairment of long-lived assets	(16)	$—
Total operating expenses, excluding special items	$4,829	$3,321	45.4
Deduct: Fuel and oil expense, excluding special items (economic)	(1,004)	(488)
Operating expenses, excluding Fuel and oil expense and special items	$3,825	$2,833	35.0
Deduct: Profitsharing expense	(37)	(24)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$3,788	$2,809	34.9

Operating income (loss), as reported	$(151)	$199
Deduct: Payroll support and voluntary Employee programs, net	—	(1,448)
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	(8)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	(1)
Deduct: Premium cost of fuel contracts not designated as hedges	—	(11)
Add: Impairment of long-lived assets	16	—
Operating loss, excluding special items	$(135)	$(1,269)	(89.4)

Other (gains) losses, net, as reported	$144	$(48)
Deduct: Mark-to-market impact from fuel contracts settling in current and future periods	(34)	(1)
Deduct: Premium cost of fuel contracts not designated as hedges	—	(11)
Deduct: Unrealized mark-to-market adjustment on available for sale investments	(5)	—
Deduct: Loss on partial extinguishment of convertible and unsecured notes	(72)	—
Other (gains) losses, net, excluding special items	$33	$(60)	n.m.

	Three months ended
	March 31,		Percent
	2022	2021	Change
Income (loss) before income taxes, as reported	$(376)	$146
Deduct: Payroll support and voluntary Employee programs, net	—	(1,448)
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	(8)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	(1)
Add: Mark-to-market impact from fuel contracts settling in current and future periods	34	1
Add: Impairment of long-lived assets	16	—
Add: Unrealized mark-to-market adjustment on available for sale investments	5	—
Add: Loss on partial extinguishment of convertible and unsecured notes	72	—
Loss before income taxes, excluding special items	$(249)	$(1,310)	(81.0)

Provision (benefit) for income taxes, as reported	$(98)	$30
Add (Deduct): Net income (loss) tax impact of fuel and special items (a)	40	(325)
Benefit for income taxes, net, excluding special items	$(58)	$(295)	(80.3)

Net income (loss), as reported	$(278)	$116
Deduct: Payroll support and voluntary Employee programs, net	—	(1,448)
Deduct: Fuel hedge contracts settling in the current period, but for which losses were reclassified from AOCI	—	(8)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	(1)
Add: Mark-to-market impact from fuel contracts settling in current and future periods	34	1
Add: Impairment of long-lived assets	16	—
Add: Unrealized mark-to-market adjustment on available for sale investments	5	—
Add: Loss on partial extinguishment of convertible and unsecured notes	72	—
Add (Deduct): Net income (loss) tax impact of special items (a)	(40)	325
Net loss, excluding special items	$(191)	$(1,015)	(81.2)

Net income (loss) per share, diluted, as reported	$(0.47)	$0.19
Add (Deduct): Impact of special items	0.16	(2.38)
Add (Deduct): Net impact of net income (loss) above from fuel contracts divided by dilutive shares	0.06	(0.01)
Add (Deduct): Net income (loss) tax impact of special items (a)	(0.07)	0.53
Deduct: GAAP to Non-GAAP diluted weighted average shares difference (b)	—	(0.05)
Net loss per share, diluted, excluding special items	$(0.32)	$(1.72)	(81.4)
(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(b) Adjustment related to GAAP and Non-GAAP diluted weighted average shares difference, due to the Company being in a Net income position on a GAAP basis versus a Net loss position on a Non-GAAP basis for the quarter ended March 31, 2021.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three months ended March 31, 2022 and 2021 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended
	March 31,		Percent
	2022	2021	Change
Revenue passengers carried (000s)	26,029	14,225	83.0
Enplaned passengers (000s)	32,005	17,927	78.5
Revenue passenger miles (RPMs) (in millions) (a)	26,483	14,875	78.0
Available seat miles (ASMs) (in millions) (b)	34,384	23,146	48.6
Load factor (c)	77.0%	64.3%	12.7 pts.
Average length of passenger haul (miles)	1,017	1,046	(2.8)
Average aircraft stage length (miles)	765	772	(0.9)
Trips flown	287,751	192,401	49.6
Seats flown (000s) (d)	44,547	29,791	49.5
Seats per trip (e)	154.8	154.8	—
Average passenger fare	$158.88	$120.36	32.0
Passenger revenue yield per RPM (cents) (f)	15.62	11.51	35.7
RASM (cents) (g)	13.65	8.86	54.1
PRASM (cents) (h)	12.03	7.40	62.6
CASM (cents) (i)	14.09	8.00	76.1
CASM, excluding Fuel and oil expense (cents)	11.17	5.98	86.8
CASM, excluding special items (cents)	14.04	14.34	(2.1)
CASM, excluding Fuel and oil expense and special items (cents)	11.12	12.24	(9.2)
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	11.02	12.13	(9.2)
Fuel costs per gallon, including fuel tax (unhedged)	$2.76	$1.62	70.4
Fuel costs per gallon, including fuel tax	$2.30	$1.63	41.1
Fuel costs per gallon, including fuel tax (economic)	$2.30	$1.70	35.3
Fuel consumed, in gallons (millions)	436	286	52.4
Active fulltime equivalent Employees (j)	58,865	56,051	5.0
Aircraft at end of period (k)	722	730	(1.1)
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included 8,164 Employees on Extended Emergency Time Off at March 31, 2021.
(k) Included four Boeing 737 Next Generation aircraft in temporary storage as of March 31, 2022. Also included seven Boeing 737 MAX and 59 Boeing 737 Next Generation aircraft in temporary storage as of March 31, 2021.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$13,098	$12,480
Short-term investments	2,642	3,024
Accounts and other receivables	1,692	1,357
Inventories of parts and supplies, at cost	623	537
Prepaid expenses and other current assets	767	638
Total current assets	18,822	18,036
Property and equipment, at cost:
Flight equipment	21,147	21,226
Ground property and equipment	6,472	6,342
Deposits on flight equipment purchase contracts	254	—
Assets constructed for others	9	6
	27,882	27,574
Less allowance for depreciation and amortization	12,945	12,732
	14,937	14,842
Goodwill	970	970
Operating lease right-of-use assets	1,555	1,590
Other assets	978	882
	$37,262	$36,320
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,648	$1,282
Accrued liabilities	1,360	1,624
Current operating lease liabilities	240	239
Air traffic liability	6,406	5,566
Current maturities of long-term debt	415	453
Total current liabilities	10,069	9,164

Long-term debt less current maturities	10,309	10,274
Air traffic liability - noncurrent	2,204	2,159
Deferred income taxes	1,826	1,770
Noncurrent operating lease liabilities	1,277	1,315
Other noncurrent liabilities	1,160	1,224
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	3,940	4,224
Retained earnings	15,551	15,774
Accumulated other comprehensive income	891	388
Treasury stock, at cost	(10,853)	(10,860)
Total stockholders' equity	10,417	10,414
	$37,262	$36,320

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(278)	$116
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	324	312
Impairment of long-lived assets	16	—
Unrealized mark-to-market adjustment on available for sale securities	5	—
Unrealized/realized (gain) loss on fuel derivative instruments	34	(7)
Deferred income taxes	(97)	5
Loss on partial extinguishment of convertible and unsecured notes	72	—
Changes in certain assets and liabilities:
Accounts and other receivables	(334)	(234)
Other assets	(44)	(11)
Accounts payable and accrued liabilities	177	(66)
Air traffic liability	885	599
Other liabilities	(105)	(122)
Cash collateral received from derivative counterparties	385	38
Other, net	31	15
Net cash provided by operating activities	1,071	645

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(510)	(95)
Assets constructed for others	(4)	—
Purchases of short-term investments	(925)	(1,324)
Proceeds from sales of short-term and other investments	1,300	1,218
Net cash used in investing activities	(139)	(201)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Payroll Support Program loan and warrants	—	511
Proceeds from Employee stock plans	6	13
Payments of long-term debt and finance lease obligations	(93)	(67)
Payments for repurchases and conversions of convertible debt	(230)	—
Other, net	3	7
Net cash provided by (used in) financing activities	(314)	464

NET CHANGE IN CASH AND CASH EQUIVALENTS	618	908

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,480	11,063

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$13,098	$11,971

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating loss, non-GAAP; Other (gains) losses, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; and Net loss per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Proceeds related to the Payroll Support programs, which were used to pay a portion of Employee salaries, wages, and benefits;
2.Charges and adjustments to previously accrued amounts related to the Company's extended leave programs;
3.Adjustments for prior period losses reclassified from Accumulated other comprehensive income ("AOCI") associated with forward-starting interest rate swap agreements that were terminated in prior periods related to 12 -8 aircraft leases;
4.Noncash impairment charges, primarily associated with adjustments to the salvage values for previously retired airframes;

5.Unrealized mark-to-market adjustment associated with certain available for sale investments; and
6.Losses associated with the partial extinguishment of the Company's convertible notes and early prepayment of debt.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating loss, non-GAAP; Other (gains) losses, net, non-GAAP; Loss before income taxes, non-GAAP; Benefit for income taxes, net, non-GAAP; Net loss, non-GAAP; and Net loss per share, diluted, non-GAAP.